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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
IMP, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-89008, 33-65578, and 33-6727511) on Form S-8 of IMP, Inc. of our
reports dated August 6, 2001, relating to the balance sheet of IMP, Inc. as of March 31, 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related schedule, which reports appear in the March 31, 2002, annual report on Form 10-K of IMP, Inc.

Our report dated August 6, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                  /s/ KPMG LLP

Mountain View, California
July 15, 2002